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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 24, 2000


                              NEXTEL PARTNERS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


         DELAWARE                       333-95473                91-1930918
(STATE OR OTHER JURISDICTION           (COMMISSION             (IRS EMPLOYER
      OF INCORPORATION)                FILE NUMBER)          IDENTIFICATION NO.)


                               4500 CARILLON POINT
                           KIRKLAND, WASHINGTON 98033
                                 (425) 576-3600

   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

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ITEM 5. OTHER EVENTS.

     On August 21, 2000, 14,458,748 shares of Class A Common Stock of Nextel Partners, Inc. (the "Company") became eligible for immediate sale in the public market under Rule 144 upon the expiration of 180-day lock-up agreements, compared to 11,152,780 shares as reported in the Company's S-1 Registration Statement effective February 22, 2000 (the "Registration Statement"). All of the additional 3,305,968 shares are held by Motorola, Inc. ("Motorola"), and any sales of shares of the Company's Class A Common Stock by Motorola are subject to certain transfer restrictions contained in the Company's shareholders' agreement. On August 21, 2001, as a result of pre-funding of stock purchase commitments by certain stockholders of the Company, 67,428,884 shares will become eligible for immediate sale in the public market under Rule 144 upon the expiration of an 18-month lock-up agreement, compared to 67,155,600 shares as reported in the Registration Statement. Moreover, on September 9, 2001, December 31, 2001 and September 9, 2002, 1,201,006 shares, 6,435,742 shares and 1,201,006 shares, respectively, will become eligible for immediate sale in the public market under Rule 144, compared to 6,299,446 shares, 31,286,644 shares and 6,299,446 shares, respectively, as reported in the Registration Statement. Under the terms of the Company's shareholders' agreement, certain stockholders are prohibited from transferring their shares until the Company achieves two consecutive quarters of positive EBITDA. As a result, the Company currently anticipates that an additional 31,468,530 shares will become eligible for immediate sale in the public market under Rule 144 after December 31, 2002. However, the Company can make no assurance that it will achieve or sustain positive EBITDA in the future.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       NEXTEL PARTNERS, INC.

Date:  August 24, 2000             By: /s/ Donald Manning
                                      ------------------------------------------
                                           Donald Manning
                                           Vice President, General Counsel
                                           and Secretary